CONFIDENTIAL / DRAFT Exhibit (c)(7) Project Spider Transaction Terms Update January 2024 Presentation contains confidential information / Internal Use Only

CONFIDENTIAL / DRAFT Project Spider Energy Capital Solutions, LLC 2651 N. Harwood, Suite 410 Dallas, TX 75201 214-219-8200 p 214-219-8206 f Russell Weinberg Scott Trulock James Avondet Powers Ramsey 214-219-8201 214-219-8204 214-219-8210 214-219-8208 rweinberg@nrgcap.com strulock@nrgcap.com javondet@nrgcap.com pramsey@nrgcap.com 2

CONFIDENTIAL / DRAFT Project Spider Transaction Terms – Updated Transaction Framework Based on recent discussions on limiting pro-forma SDPI shareholder ownership in DTI, ECS analyzed the following framework: • Tronco Note Receivable due is currently $6,675,000. Adjusting the collateral requirement to 6,675,000 shares of SDPI would release 1,592,860 SDPI shares to the Meiers. All of the new Tronco collateral is exchanged for DTI shares (pro forma, 2,119,048 DTI shares held in collateral). • To keep SDPI ownership of DTI limited to 14% post-transaction, a maximum of 4,846,046 shares could be issued by DTI (“DTI Share Limit”). At an exchange ratio of 0.317, this is 15,265,046 of the SDPI shares, or approximately 50.2% of the SDPI shares. • To keep $1/sh for SDPI, total consideration paid is $30,397,920. Cash consideration would be $15,132,874, at a minimum, to limit pro forma SDPI shareholder ownership to 14%. • Proposed consideration for SDPI shareholders would then be: • Each SDPI shareholder could continue to receive their choice of $1/sh or DTI shares at a fixed exchange ratio, up to the limit of 4,846,046 shares of DTI. The Meiers would sign an agreement to take their consideration in shares, up to the DTI Share Limit. • To extinguish the Tronco Note Receivable, no less than annually, one-fifth of the current outstanding balance of the Note would be due so long as the 20-Day VWAP value of the DTI shares is above the equivalent of $1 / transaction exchange ratio. If the 20-Day VWAP is below this mark, the note balance due shall be apportioned pro rata to the balance to be tested in each of the remaining years. 3

CONFIDENTIAL / DRAFT Project Spider Transaction Terms – Exchange Scenarios All Non-Meier Shareholders Want Cash: Deal Cash $ 17,996,889 Exchange Ratio 0.317 Increases deal cash to $18 Per Share million, requires Meiers to take SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2 ,115,975 $ - 0.317 all equity and own 11.7% of Meier Remaining Shares 5,726,031 $ - 5,726,031 1,815,152 $ - 0.317 All other Shares 17,996,889 $ 17,996,889 - - $ 1.00 - DTI, pro-forma. Total 30,397,920 $ 17,996,889 12,401,031 3 ,931,127 $ 0.59 0.129 11.7% Pro Forma DTI ownership 11.7% Pro Forma DTI ownership by Meiers Most Non-Meier Shareholders Want Cash, Some Exchange: Deal Cash $ 15,110,708 Exchange Ratio 0.317 Requires Meiers to take all Per Share equity. Enough other SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2 ,115,975 $ - 0.317 shareholders exchange to Meier Remaining Shares 5,726,031 $ - 5,726,031 1,815,152 $ - 0.317 All other Shares 17,996,889 $ 15,110,708 2,886,181 914,919 $ 0.84 0.051 reach 14% ownership of DTI, Total 30,397,920 $ 15,110,708 15,287,212 4,846,046 $ 0.50 0.159 pro-forma. 14.0% Pro Forma DTI ownership 11.4% Pro Forma DTI ownership by Meiers All Non-Meier Shareholders Want Equity: Deal Cash $ 15,110,708 Enough shareholders exchange Exchange Ratio 0.317 Per Share to max out at 14% ownership of SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2,115,975 $ - 0.317 DTI, pro forma. Requires Meier Remaining Shares 5,726,031 $ 5 ,726,031 - - $ 1.00 - All other Shares 17,996,889 $ 9 ,384,677 8,612,212 2,730,071 $ 0.52 0.152 Meiers to take all cash for non- Total 30,397,920 $ 15,110,708 15,287,212 4,846,046 $ 0.50 0.159 collateral shares. 14.0% Pro Forma DTI ownership 6.1% Pro Forma DTI ownership by Meiers 4

CONFIDENTIAL / DRAFT Project Spider Transaction Terms – Tronco Repayment • Tronco Note Receivable due is currently $6,675,000. – In March 2023, the Company entered into an agreement with the Meiers to fix the interest rate at st 2.8% and set annual payments of principal and interest of $750,000, due each March 31 through 2032. – In the event the Company’s stock traded at or above $3/sh for ten days, the Meiers would be required to pay down 50% of the note. – In the event the Company’s stock traded at or above $4/sh for ten days, the Meiers would be required to pay down the entirety of the note. • In the proposed transaction with DTI, a new framework would include: – No P&I payments due each year. – Instead, annually one-fifth of the current outstanding balance of the Note would be due so long as the 20-Day VWAP value of the DTI shares is equal to or above the equivalent of $1 / transaction exchange ratio (e.g. DTI above $3.15/sh if the ratio is 0.317). – If the 20-Day VWAP is below this mark, the note balance due shall be apportioned pro rata to the balance to be tested in the remaining years. – In the event that the fifth year is below the mark, the note would wrap up in year six and be extinguished. 5

CONFIDENTIAL / DRAFT Project Spider Transaction Terms – Tronco Note Repayment • Example Tronco Note repayment over 5 years: Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Note Balance $ 6,675,000 $ 5,340,000 $ 4,005,000 $ 2,670,000 $ 1,335,000 $ - Share Price Hurdle $ 3.15 $ 3.15 $ 3.15 $ 3.15 $ 3.15 $ 3.15 DTI Share Price (20-day VWAP) $ 3.50 $ 3.50 $ 4.00 $ 4.50 $ 5.00 $ 5.50 Amount Subject to Repayment $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 Above Hurdle? YES YES YES YES YES Amount of Note Repaid $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 Amount of Note Not Repaid $ - $ - $ - $ - $ - Collateral Shares 2,115,975 2 ,115,975 1,734,546 1,400,796 1,104,130 837,130 Shares Required to Repay 381,429 333,750 296,667 267,000 242,727 Remaining Collateral Shares 1 ,734,546 1,400,796 1,104,130 837,130 594,402 • Example Tronco Note repayment with hurdle not met, extended to sixth year: Year 0 Year 1 Year 2 Year 3 Year 4 Year 5 Year 6 Note Balance $ 6,675,000 $ 5,340,000 $ 4,005,000 $ 2,670,000 $ 1,335,000 $ 1,335,000 $ - Share Price Hurdle $ 3.15 $ 3.15 $ 3.15 $ 3.15 $ 3.15 $ 3.15 DTI Share Price (20-day VWAP) $ 3.50 $ 3.50 $ 4.00 $ 3.50 $ 3.25 $ 2.00 $ 2.50 Amount Subject to Repayment $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 $ - Above Hurdle? YES YES YES YES NO Amount of Note Repaid $ 1,335,000 $ 1,335,000 $ 1,335,000 $ 1,335,000 $ - $ 1,335,000 Amount of Note Not Repaid $ - $ - $ - $ - $ 1,335,000 $ - Collateral Shares 2,115,975 2,115,975 1 ,734,546 1,400,796 1,019,368 608,599 608,599 Shares Required to Repay 381,429 333,750 381,429 410,769 - 5 34,000 Remaining Collateral Shares 1 ,734,546 1,400,796 1 ,019,368 608,599 608,599 74,599 6

CONFIDENTIAL / DRAFT Project Spider Transaction Terms – Exchange Ratio Sensitivity Deal Cash $ 15,132,874 DTI Exchange Ratio 0 .317 $3.15 /sh Per Share SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2,119,048 $ - 0.317 Meier Remaining Shares 5,726,031 $ - 5,726,031 1 ,817,788 $ - 0.317 All other Shares 17,996,889 $ 15,132,874 2,864,015 909,211 $ 0.84 0.051 Total 30,397,920 $ 15,132,874 15,265,046 4,846,046 $ 0.50 0.159 14.0% Pro Forma DTI ownership 11.4% Pro Forma DTI ownership by Meiers Deal Cash $ 14,890,572 DTI Exchange Ratio 0.313 $3.20 /sh Per Share SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2 ,085,938 $ - 0.313 Meier Remaining Shares 5,726,031 $ - 5,726,031 1,789,385 $ - 0.313 All other Shares 17,996,889 $ 14,890,572 3,106,317 970,724 $ 0.83 0.054 Total 30,397,920 $ 14,890,572 15,507,348 4 ,846,046 $ 0.49 0.159 14.0% Pro Forma DTI ownership 11.2% Pro Forma DTI ownership by Meiers Deal Cash $ 14,648,270 DTI Exchange Ratio 0.308 $3.25 /sh Per Share SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2,053,846 $ - 0.308 Meier Remaining Shares 5,726,031 $ - 5,726,031 1 ,761,856 $ - 0.308 All other Shares 17,996,889 $ 14,648,270 3,348,619 1,030,344 $ 0.81 0.057 Total 30,397,920 $ 14,648,270 15,749,650 4 ,846,046 $ 0.48 0.159 14.0% Pro Forma DTI ownership 11.0% Pro Forma DTI ownership by Meiers Deal Cash $ 14,405,967 DTI Exchange Ratio 0.303 $3.30 /sh Per Share SDPI Shares Cash Paid Shares Exchanged DTI Equivalent Cash DTI Stock Meier Collateral Shares 6,675,000 $ - 6,675,000 2,022,727 $ - 0.303 Meier Remaining Shares 5,726,031 $ - 5,726,031 1 ,735,161 $ - 0.303 All other Shares 17,996,889 $ 14,405,967 3,590,922 1 ,088,158 $ 0.80 0.060 Total 30,397,920 $ 14,405,967 15,991,953 4 ,846,046 $ 0.47 0.159 14.0% Pro Forma DTI ownership 10.9% Pro Forma DTI ownership by Meiers 7

CONFIDENTIAL / DRAFT

Project Spider

Pro-Forma Financials

Accretive utilizing conservative DTI projections for SDPI and only $3MM of synergies:

	<ACQUIRER>	<TARGET>
COMPANY NAME	Drilling Tools International Corp.	Superior Drilling Products, Inc.
CODE NAME	DTI	SDPI
PRIMARY TICKER	NasdaqCM:DTI	NYSEAM:SDPI
FINANCIALS	09/30/23	09/30/23

	CY 2023E				CY 2024E				CY 2025E			
	DTI	**SDPI**	**Trans. Adjust.**	**Pro Forma Combined**	**DTI**	**SDPI**	**Trans. Adjust.**	**Pro Forma Combined**	**DTI**	**SDPI**	**Trans. Adjust.**	**Pro Forma Combined**
EBTIDA	$51.5	$4.2	$3.0	$58.8	$58.8	$5.4	$3.0	$67.2	$69.9	$6.0	$3.0	$78.9
(-) Exploration	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
(-) DD&A	20.7	1.4	0.8	22.8	28.0	1.4	0.8	30.2	37.1	1.4	0.8	39.3
(-) Other	8.9	0.0		8.9	0.8	0.0		0.8	0.8	0.0		0.8
EBIT	$22.0	$2.9	$2.2	$27.0	$30.0	$4.1	$2.2	$36.3	$32.0	$4.7	$2.2	$38.9
(-) Interest Expense	$1.8	$0.7	$0.9	$3.4	$0.1	$0.7	$0.9	$1.6	$0.1	$0.6	$0.9	$1.5
(-) Other (income)	0.0	(0.6)	0.0	(0.6)	0.0	(0.2)	0.0	(0.2)	0.0	(0.2)	0.0	(0.2)
EBT	$20.1	$2.8	$1.3	$24.3	$30.0	$3.6	$1.3	$34.9	$32.0	$4.3	$1.3	$37.6
(-) Income tax expense	$6.3	$0.4	$0.3	$7.0	$6.9	$0.9	$0.3	$8.1	$7.4	$1.1	$0.3	$8.7
Effective Tax Rate	*31.4%*	*15.5%*	*21.0%*	*29.0%*	*23.0%*	*24.8%*	*21.0%*	*23.1%*	*23.0%*	*24.8%*	*21.0%*	*23.2%*
Net Income	$13.8	$2.4	$1.0	$17.2	$23.1	$2.7	$1.0	$26.8	$24.6	$3.2	$1.0	$28.9
(-) Minority Interests	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
(-) Preferred Stock Dividends	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
(-) Other	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Net Income to Common	$13.8	$2.4	$1.0	$17.2	$23.1	$2.7	$1.0	$26.8	$24.6	$3.2	$1.0	$28.9
(+) DD&A	$20.7	$1.6	$0.8	$23.0	$28.0	$1.6	$0.8	$30.4	$37.1	$1.6	$0.8	$39.5
(+) Exploration	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
(+) Deferred taxes	(0.1)	0.0	(0.2)	(0.2)	0.0	0.0	(0.2)	(0.2)	0.0	0.0	(0.2)	(0.2)
(+) Other	23.6	0.9	0.0	24.5	0.0	0.9	0.0	0.9	0.0	0.9	0.0	0.9
Cash Flow	$58.0	$4.9	$1.7	$64.6	$51.1	$5.2	$1.7	$58.0	$61.7	$5.7	$1.7	$69.1
(-) Capex	$0.0	$3.9	$0.0	$3.9	$30.5	$4.4	$0.0	$34.9	$30.5	$4.4	$0.0	$34.9
(+) Changes in working capital	(3.7)	(1.6)	0.0	(5.3)	(2.0)	(0.5)	0.0	(2.5)	(2.5)	(0.2)	0.0	(2.8)
(+) Other	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Free Cash Flow	$54.3	($0.6)	$1.7	$55.4	$18.6	$0.3	$1.7	$20.6	$28.7	$1.1	$1.7	$31.4
Diluted Shares	29.8	30.4	4.7	34.5	29.8	30.4	4.7	34.5	29.8	30.4	4.7	34.5
EPS	$0.46	$0.08		$0.50	$0.78	$0.09		$0.78	$0.83	$0.11		$0.84
% Accretion/(Dilution)				**7.6%**				**0.3%**				**1.2%**
Pre-Tax Break-Even Synergies				N/A				N/A				N/A
CFPS	$1.82	($0.02)		$1.61	$0.63	$0.01		$0.60	$0.96	$0.04		$0.91
% Accretion/(Dilution)				**(12.0%)**				**(4.6%)**				**(5.5%)**
Pre-Tax Break-Even Synergies				$9.6				$1.3				$2.3

8

energycapitalsolutions

CONFIDENTIAL / DRAFT Project Spider (1) Effect of Revenue & Expense Eliminations Synergies and Eliminations SDPI Revenue and Expense 2024 2025 Revenue DTI conservatively modeled just $3MM of synergies, Bit Remanufacturing U.S. - BH $ 6 ,646 $ 6,870 Bit Remanufacturing U.S. - SLB 294 725 which can be found easily in SDPI G&A alone: Bit Remanufacturing International - BHI 1,012 2,310 DNR Tool Sales - US & Canada 3,468 3,572 Estimated Synergies – G&A Only DNR Rental - International 6,660 10,149 SDPI Corp & LLC G&A 2022 2023 2024 Synergies DNR Tool Maintenance (DTI) 5,317 5,568 CTS Strider Rental - - Wages - Salary DNR Royalty 2,089 2,126 Troy Meier $ 474,996 $ 474,996 $ 474,996 $ - Misc Sales 240 360 Annette Meier 425,004 425,004 425,004 - Total Revenue $ 25,726 $ 31,680 Chris Cashion 300,000 300,000 300,000 (300,000) Costs of Goods Sold Employee12 147,500 163,725 163,725 - Bit Remanufacturing Costs - U.S. $ 2 ,401 $ 2,621 Employee48 200,000 218,360 218,360 - Bit Remanufacturing Int'l Costs - BHI 405 924 Other Employees 352,277 201,782 220,361 - Strider Tool Maintenance Costs - - Wages - Hourly - Base 34,074 617 5 1,000 - DNR Tool Maintenance Costs 2,998 3,221 Wages - Hourly - OT 2,931 356 4,500 - DNR Tool Maintenance - International 2,559 3,589 DNR Tool Sales COGS 1,152 1,186 Stock Compensation Expense 664,485 703,268 705,096 (705,096) Manufacturing Under / (Over Absorption 74 100 Bonus - Troy and Annette 630,012 630,012 630,000 (630,000) Other Sales - COGS 240 360 Bonus 6,799 - 180,000 - Depreciation Expense 1,333 1,400 Employee Benefits 104,625 101,863 83,608 (13,500) Total COGS $ 11,162 $ 13,402 Payroll Taxes 108,289 117,656 103,881 (16,774) Vehicle R&M 14,392 2,498 9,000 - Gross Profit $ 14,564 $ 18,279 Gross Margin 56.6% 57.7% Vehicle Fuel 7,586 7,243 8,400 - Bank Service Fees 5 1,043 57,542 5 4,000 (54,000) Effect on DTI Expense 2024 2025 Late Fees 2,776 3,857 2,400 (2,400) DNR Tool Maintenance (DTI) $ 5,317 $ 5,568 Board of Directors Comp - Cash 275,496 275,496 275,496 (275,496) DNR Tool Maintenance Costs (2,998) (3,221) BoD Stock Comp Expense 209,255 219,581 221,124 (221,124) Reduction in DTI Tool Maintenance Costs $ 2,319 $ 2,347 Dues & Subscriptions 22,340 16,717 2 4,000 (24,000) Elimination of DNR Royalty $ 2,089 $ 2,126 D&O Insurance 182,486 159,423 154,872 (154,872) Total Reduction in DTI Costs $ 4 ,408 $ 4,472 Travel 4 3,090 8 9,584 48,000 (48,000) Effect on DTI Cash Flow 2024 2025 Customer Entertainment 1,414 2,425 6,000 - DNR Tool Sales - US & Canada $ 3 ,468 $ 3,572 Employee Meals 4,765 1,843 9,000 - DNR Tool Sales COGS (1,152) (1,186) Office Supplies 10,596 5,393 2 4,000 - Reduction in DTI Capex $ 2 ,316 $ 2,386 License and Permits 13,484 5 7,778 60,000 - Effect of Eliminations 2024 2025 Postage & Delivery 418 1,782 7,068 (7,068) Standalone DTI EBITDA $ 58,809 $ 69,888 Professional Fees 1,547,749 2,524,784 1,572,800 (792,800) Pro Forma DTI EBITDA $ 63,218 $ 74,360 Rent - Silver Pines Apartment 27,889 28,243 19,200 - Pro Forma SDPI Gross Profit $ 7,840 $ 11,420 Telephone 86 8,619 - - (1) Other Misc 2 8,473 4 0,842 60,000 - Standalone SDPI EBITDA $ 8,077 $ 10,674 (2) Utilities 3,126 3,611 4,800 - Pro Forma SDPI EBITDA $ 3,074 $ 5,536 1) SDPI Revenues, Expenses, and EBITDA from SDPI internal projections, not DTI’s estimate of SDPI. Total G&A $ 5,897,456 $ 6,844,900 $ 6,120,691 $ (3,245,130) 2) Pro Forma SDPI EBITDA utilizes SDPI’s eliminations and includes effects of synergies noted in table to the left. 9